UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnifyCorporation
(Name of Registrant as Specified In Its Charter)

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Unify Corporation
2101 Arena Blvd, Suite 100
Sacramento, CA 95834

October ___, 2006

Dear Stockholder:

          You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Unify Corporation. The Annual Meeting will be held on November 1, 2006 at 9:00 a.m. Pacific Time at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834.

          The formal business to be conducted is described in the following Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is the Annual Report on Form 10-K of Unify Corp. for the fiscal year ended April 30, 2006.

          We are pleased you have chosen to invest in Unify and hope that, whether or not you plan to attend the Annual Meeting, you vote your shares as soon as possible in order to assure your representation at the meeting. Please refer to your specific proxy voting instructions for your voting options.

          On behalf of Unify’s dedicated employees, we thank you for your continued support and we look forward to seeing those of you who are able to attend the Annual Meeting.

Sincerely,

Todd E. Wille
President and Chief Executive Officer

Unify Corporation
2101 Arena Blvd, Suite 100, Sacramento, California 95834

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 1, 2006

Dear Stockholder:

          You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Unify Corporation to be held on November 1, 2006, at 9:00 a.m., Pacific Time, at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834, for the following purposes:

1.	To elect five (5) members of the board of directors to hold office until the 2007 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	Approval of an amendment to the Certificate of Incorporation of Unify Corporation to increase the number of authorized shares of Common Stock from 40,000,000 to 80,000,000.

3.	To ratify the appointment of Grant Thornton LLP as Unify’s independent auditors for the fiscal year ending April 30, 2007.

4.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the Proxy Statement that accompanies this Notice.

          Stockholders of record at the close of business on October 3, 2006, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 2101 Arena Blvd., Suite 100, Sacramento, California, 95834.

Sincerely,

Todd E. Wille
President and Chief Executive Officer
Sacramento, California
October ___, 2006

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

UNIFY CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

          The accompanying proxy is solicited by the board of directors (the “Board”) of Unify Corp. (“Unify,” “Company,” “we,” “us” or “our”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on November 1, 2006 (the “Annual Meeting”), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is __________, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

          Annual Report.   Our Annual Report on Form 10-K for the fiscal year ended April 30, 2006, is enclosed with this Proxy Statement.

          Voting Securities.   Only stockholders of record as of the close of business on October 3, 2006, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 29,523,608 shares of Unify common stock, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on the proposals presented in this Proxy Statement. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

          Solicitation of Proxies.   The cost of soliciting proxies will be borne by Unify. We have retained The Altman Group to assist in the solicitation of proxies for a fee not to exceed $5,500, plus customary out-of-pocket expenses. The Altman Group may solicit proxies personally or by telephone in addition to soliciting stockholders by mail. In addition, we will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Unify stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

          Voting of Proxies.   Except as described below, (i) All valid proxies received prior to the meeting will be voted; (ii) All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) If no choice is indicated on the proxy, the shares will be voted FOR each director nominee and IN FAVOR of proposal nos. 2 and 3. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to the secretary of the Company a written instrument revoking the proxy or by delivering a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

          Unify has a board of directors consisting of five (5) members who will serve until the Annual Meeting of Stockholders held in 2007 and until their respective successors are duly elected and qualified.

          Our nominees for election to the Board and information with respect to their ages as of August 31, 2006, and their positions and offices held with the Company are set forth below. Please see “INFORMATION ABOUT UNIFY CORPORATION—Executive Officers and Directors” for additional information concerning the nominees. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Proxies may not be voted for a greater number of persons than the number of nominees named. We know of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

          Nominees for election to the Board are as follows:

Name	Current Position with Company	Age	Director Since

Steven D. Whiteman	Chairman	55	1997
Richard M. Brooks	Director	52	2005
Robert J. Majteles	Director	41	2004
Tery R. Larrew	Director	52	2002
Todd E. Wille	President and Chief Executive Officer	43	2000

          If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. “broker non-votes,” will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT UNIFY CORPORATION

Executive Officers and Directors

          The following table sets forth certain information concerning our directors and executive officers, including their ages as of August 31, 2006:

Name	Age	Position with the Company

Todd E. Wille	43	President and Chief Executive Officer
Steven D. Bonham	50	Vice President, Finance & Administration and Chief Financial Officer
David M. Glende	46	Vice President, IRM Products & Chief Technology Officer
Daniel S. Romine	43	Vice President & General Manager, Unify IRM Division
Frank Verardi	57	Vice President & General Manager, Unify Business Solutions
Steven D. Whiteman	55	Chairman of the Board
Richard M. Brooks	52	Director
Robert J. Majteles	41	Director
Tery R. Larrew	52	Director

          Todd E. Wille has served as president and chief executive officer since November 2000. He rejoined the Company in October 2000 as the chief operating officer and acting chief financial officer. Mr. Wille originally joined Unify in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

          Steven D. Bonham joined the Company in June 2005, as vice president of finance and administration and chief financial officer. Before joining Unify, Mr. Bonham served eight years as chief financial officer for LexisNexis/Examen. Prior to LexisNexis/Examen, Mr. Bonham spent nine years with Foundation Health Corp., a former Fortune 500 publicly traded managed care insurance company, most recently serving as the vice president of finance for Foundation’s California Heath Plan. Mr. Bonham, a licensed certified public accountant, has a B.S. degree in accounting from California State University, Sacramento.

          David M. Glende has served as vice president of products for the Insurance Risk Management Division since February 2005, where he oversees the division’s product development, product strategy and customer implementation activities. He joined Unify in 1985 and held various management positions in product development and marketing before being appointed chief technology officer in February 2000. In May 2001, Mr. Glende was appointed vice president, products and chief technology officer and in June 2003, he was appointed vice president of strategy and CTO. Mr. Glende holds a B.S. in computer science from California State University, Sacramento.

          Daniel S. Romine joined the Company in February 2005, as vice president and general manager of Unify’s Insurance Risk Management Division. He joined the Company following Unify’s acquisition of Acuitrek, where he was founder and chief executive officer. Mr. Romine is a seasoned business executive and entrepreneur. He launched Acuitrek in 2001, after spending seven years in various management positions with Intel, including serving as the Director of Business Operations for the Information Technology division where he oversaw planning, performance and financial metrics for distribution of IT products.

          Frank Verardi has served as vice president and general manager of Unify Business Solutions since May 2005, where he oversees sales and development for the Company’s technology products. From June 2003 to April 2005, he served as vice president of technical services, and from May 2001 to May 2003, he served as vice president of worldwide sales and marketing. Prior to that he served in various management positions including vice president of worldwide professional services, vice president of worldwide product delivery and customer support, and director of client services since joining the Company in August 1988. Before joining Unify, Mr. Verardi held various positions with Computer Sciences Corporation including as director of commercial professional services. Mr. Verardi received a B.S. in computer science from California State University, Chico.

          Steven D. Whiteman has served as a director of the Company since May 1997. In August 2004, he was appointed chairman of the board. Mr. Whiteman previously served as the president and chief executive officer of Intesource, an Internet based procurement service specifically for the food industry. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as president of Viasoft, Inc. (“Viasoft”), a publicly traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as chief executive officer and director of Viasoft, and from April 1997 to June 2000, he served as chairman of the board of directors. Mr. Whiteman is also a director of Intesource, Actuate Corporation, and Netpro. Mr. Whiteman holds a B.A. degree in business administration from Taylor University and a M.B.A. from the University of Cincinnati.

          Richard M. Brooks was appointed a director in August 2005. Mr. Brooks is the co-founder of Winterhawk Media LLC, an Internet security firm. Mr. Brooks previously served as chief executive officer for VantageMed from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed chairman of that board in May of 2002. Prior to being appointed CEO at VantageMed, Mr. Brooks served as a managing member of Brooks and Donde LLC, a financial and information technology company. From June 1998 to June 2001, Mr. Brooks served on the board of directors of NetStream, Inc., a communications and IT managed services company which he co-founded. He was also treasurer from May 2000 to June 2001, and served as the chief financial officer from June 1998 to May 2000, for NetStream, Inc. Mr. Brooks received a B.S. in business administration from Oregon State University.

          Tery R. Larrew has served as a director of the Company since May 2002. Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the chairman and chief executive officer of a start-up e-communication company, UPDATE Systems, Inc. Mr. Larrew also serves as the chief executive officer of Pinnacle Management, which he reformed in 1998. From 1996 to 1998, Mr. Larrew served on the executive management team of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in business administration and a minor in finance and marketing.

          Robert J. Majteles joined our board in April 2004. Mr. Majteles founded Treehouse Capital, LLC, a firm focused on blending value and growth investment disciplines to make active investments in later-stage technology companies in 2001. In addition to Unify, Mr. Majteles is on the Board of Directors of Adept Technology, Inc., Macrovision Corporation, Vertical Communications, Inc., and WorldHeart Corporation. Mr. Majteles received a law degree from Stanford University and an undergraduate degree from Columbia University.  Additionally, Mr. Majteles is a lecturer at the Lester Center for Entrepreneurship, Haas School of Business, University of California, Berkeley and is a Member of the Board of Trustees of the Head-Royce School, Oakland, California.

          Each director holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Our executive officers serve at the discretion of the Board and Mr. Wille is further subject to rights contained in his employment agreement. There are no family relationships between any of our directors or executive officers.

Board of Directors’ Meetings and Committees

          During fiscal 2006, the Board held four (4) Regular Meetings and four (4) Special Meetings. For the Regular Board Meetings held during fiscal 2006, all of the board members were present either in person or participated via telephone conference. For the Special Meetings held during fiscal 2006, all of the board members participated either in person or via telephone conference. The Board has four (4) standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee. The Audit Committee met four (4) times for Regular Meetings and no Special Audit Meetings were held. The Compensation Committee met one (1) time and the Disclosure Committee met four (4) times. The Nominating and Corporate Governance Committee held one (1) meeting during fiscal 2006.

          Audit Committee.   The Audit Committee’s primary function is to provide advice with respect to financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent registered audit firm. In carrying out these duties, the Audit Committee is responsible for reviewing the annual financial statements and independent auditors’ opinions, reviewing the scope and results of the examination of our financial statements by the independent auditors and approving all professional services performed by the independent auditors and related fees. In addition, the committee recommends the retention of the independent auditors to the Board and periodically reviews our accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 2006 were Richard M. Brooks, Chairman, Steven D. Whiteman and Tery R. Larrew. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE.”

          Compensation Committee.   The Compensation Committee’s functions are to review and establish salary levels and grant stock options for executive officers and certain other management employees. The members of the Committee during fiscal 2006, were Tery R. Larrew (Chairman), Robert J. Majteles, and Steven D. Whiteman. During fiscal 2006, the Compensation Committee held one (1) meeting. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

          Nominating and Corporate Governance Committee.   The primary responsibilities of this committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Unify’s bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Unify at our corporate office located at 2101 Arena Boulevard, Suite 100, Sacramento, CA 95834.

In addition, this committee is charged with developing corporate governance practices to fulfill its responsibility to our stockholders. The composition and activities of the Company’s Board of Directors, the approach to public disclosure and the availability of ethics and business conduct resources for employees demonstrates the Company’s commitment to good corporate governance practices, including compliance with new standards. The Nominating and Corporate Governance Committee consisted of Steven D. Whiteman (Chairman) and Robert J. Majteles.

          Disclosure Committee.   All Board members participate in the Disclosure Committee, the function of which is to oversee and comply with regulations of all reporting for publicly-traded companies. This includes supervising the compiling of the information to be included in these reports, as well as documenting existing procedures and controls to ensure that information required to be disclosed is recorded, processed, summarized and reported in the SEC reports within the time periods specified. The members of the Disclosure Committee for fiscal 2006, included the chairman, Steven D. Bonham, (Chief Financial Officer), all of the board members, senior management and numerous Unify staff located worldwide. These meetings were held quarterly during fiscal 2006.

Director Attendance at Annual Stockholder Meetings

          The Board has not adopted a policy requiring director attendance at the annual stockholder meeting; however directors are invited to attend. Mr. Wille attended last year’s annual stockholder meeting.

Committee Charters and Code of Conduct

          The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. Links to these materials are available on Unify’s website at www.unify.com.

Communications with Directors

          Any stockholder wishing to communicate with any of our directors regarding Unify may write to the director or directors, c/o Steven Bonham, Chief Financial Officer, Unify Corporation, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834. Mr. Bonham will forward these communications directly to the director(s). The independent directors of the Board will review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Director Compensation

          In May 2002, the Company’s Board of Directors adopted a director compensation program for its non-employee (independent) members. This program has several components described in the table below. The compensation for each individual director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities.

Summary of Compensation Program for Non-Employee Directors

	Based Upon	Annual Maximum	How Paid	When Paid

Annual Cash Retainer(1)	Active Board participation	$10,000 in cash	$2,500 per quarter	Within one week of end of fiscal quarter
Annual Stock Retainer(2)	Board determination of award to be made pursuant to the 2002 Director Restricted Stock Plan	Up to $10,000 in restricted stock using closing price at beginning of fiscal year	In shares of Unify common stock that may not be sold for one (1) year from grant date	In May
Annual Stock Option Grant(3)	Board determination of award to be made pursuant to the 2001 Stock Option Plan	Up to 20,000 shares of common stock	An option to purchase Unify common stock at FMV at time of grant with a three year vesting period	In June
Meeting Fees(4)	Active Board participation	None, but normally not expected to exceed $6,000	$1,000 per on-site meeting attended and $500 per conference call	As required
Consulting(5)	Request by Unify’s CEO	None	Cash or in restricted stock	As performed

(1)

Unify pays non-employee directors an annual cash retainer fee of $10,000 which is paid in four quarterly payments of $2,500 each. Payments are to be made no later than five business days after the end of each fiscal quarter (August 5th, November 5th, February 5th and May 5th).

(2)

Directors are eligible for an annual stock retainer up to the equivalent of $10,000 worth of restricted stock under the 2002 Director Restricted Stock Plan (a copy of which is available upon request to the Company). Such restricted stock may not be sold for a period of twelve (12) months from the date of issuance and is for services to be rendered during the upcoming fiscal year.

(3)

Directors are eligible for an annual stock option grant of up to 20,000 shares of Unify common stock under the Company’s then current stock option program. Eligibility will be determined by the Board and will be based on several factors from the prior fiscal year, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, will be made in June of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of thirty-six (36) months.

(4)

Non-employee directors are eligible to receive fees for attending Board and related committee (such as the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee) meetings. Directors receive $1,000 for each on-site meeting attended and $500 for each conference call meeting. Unify will typically hold a Board meeting and any committee meetings on the same day, which will be considered as one meeting for the purpose of calculating meeting fees.

(5)

Directors may be requested to provide certain consulting services to Unify. Should this take place, Unify shall pay a Director one thousand dollars ($1,000) per day, with a half-day minimum. Unify shall reimburse a Director for all travel expenses incurred in accordance with its Travel and Entertainment Policy.

          The following table sets forth the compensation, expenses and consulting fees paid to each non-employee director in fiscal years 2005 and 2006:

	Richard M. Brooks	Tery R. Larrew	Robert J. Majteles	Steven D. Whiteman

FY 2005 annual cash retainer (1)	$0	$7,500	$7,500	$7,500
FY 2006 annual cash retainer (2)	5,000	10,000	10,000	10,000
FY 2006 Audit Committee Chairperson	5,000	0	0	1,250
FY 2006 Chairman of the Board fee	0	0	0	2,000
FY 2005 meeting fees	0	4,000	2,500	4,000
FY 2006 meeting fees	5,000	7,000	6,500	6,500

Total Director Related Compensation	15,000	28,500	26,500	31,250
Consulting fees	9,000	46,042	0	0

Total Compensation	24,000	74,542	26,500	31,250
Reimbursable expenses	0	5,005	0	2,205

Total Compensation and Expenses	$24,000	$79,547	$26,500	$33,455

(1)	Each non-employee director was paid a cash retainer of $1,250 for their directorship for the last quarter of fiscal 2005, which was paid in the first month of fiscal 2006.

(2)	Each non-employee director earned a cash retainer of $10,000 for fiscal 2006. Of this amount, a total of $7,500 was paid in fiscal 2005 and $2,500 was paid in the first month of fiscal 2006.

Employee Director Compensation

          Directors who are Unify employees, such as Mr. Wille, are eligible to receive options under the 2001 Stock Option Plan. Such employee-directors are also eligible to participate in the Company’s 1996 Employee Stock Purchase Plan, provided that each employee-director does not own or hold options to purchase, or as a result of participation in the 1996 Employee Stock Purchase Plan, would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.

D&O Insurance

          Unify provides its’ Directors with Director and Officer Insurance and is responsible for the payment of the associated fees and premiums and ensuring the policy is kept current and in force.

Director Indemnification

          Unify shall indemnify, hold harmless, and defend any director against all claims against him/her, his heirs, executors or administrators, arising from or connected to his/her service as a director to the fullest extend permissible under Delaware law. A director shall immediately notify the chief executive officer and legal counsel of Unify orally and in writing upon learning of any actual or threatened claim or legal process and shall cooperate fully in any defense or action.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of August 31, 2006, with respect to the beneficial ownership of our common stock by: (i) each director and director nominee of the Company; (ii) each executive officer named in the Summary Compensation Table below; (iii) current directors and executive officers as a group; and (iv) each stockholder known by us to own more than 5% of our stock.

	Shares Owned (1)

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class

Directors
Steven D. Whiteman (2)	260,044	*
Tery R. Larrew (3)	222,489	*
Robert J. Majteles (4)	30,057	*
Richard M. Brooks (5)	28,222	*
Executive Officers
Todd E. Wille (6)	782,894	2.61%
Steven D. Bonham (7)	66,666	*
Frank Verardi (8)	350,276	1.18%
David M. Glende (9)	482,288	1.61%
Daniel S. Romine (10)	1,015,552	3.43%
All directors and executive officers as a group (9 persons) (11)	3,238,488	9.06%
5% Stockholders
AWM Investment Company, Inc. (12) c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, NY 10022	8,608,135	28.61%
Diker Management LLC (13) 745 Fifth Avenue, Suite 1409 New York, NY 10151	3,463,517	11.73%

*	Less than 1%

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,523,608 shares of the Company’s common stock outstanding as of August 31, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of August 31, 2006, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 2101 Arena Blvd, Suite 100, Sacramento, California 95834.

(2)	Includes 136,805 shares subject to options held by Mr. Whiteman exercisable within 60 days of August 31, 2006.

(3)	Includes 60,000 shares subject to options held by Mr. Larrew exercisable within 60 days of August 31, 2006.

(4)	Represents shares held by Mr. Majteles. He has not been granted any options and therefore, he has no shares exercisable within 60 days of August 31, 2006.

(5)	Includes 9,722 shares subject to options held by Mr. Brooks exercisable within 60 days of August 31, 2006.

(6)	Includes 450,000 shares subject to options held by Mr. Wille exercisable within 60 days of August 31, 2006.

(7)	Includes 66,666 shares subject to options held by Mr. Bonham exercisable within 60 days of August 31, 2006.

(8)	Includes 193,333 shares subject to options held by Mr. Verardi exercisable within 60 days of August 31, 2006.

(9)	Includes 387,208 shares subject to options held by Mr. Glende exercisable within 60 days of August 31, 2006.

(10)	Includes 52,083 shares subject to options held by Mr. Romine exercisable within 60 days of August 31, 2006.

(11)	Includes 1,355,817 shares subject to options and exercisable within 60 days of August 31, 2006.

(12)

AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P.

(13)	Diker Management, LLC (“Management”) is a Registered Investment Advisor of certain managed accounts and investment funds.

EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information concerning the compensation of our chief executive officer and our next four (4) most highly compensated executive officers whose total salary and bonus exceeded $100,000 per year for services rendered in all capacities to the Company for the last three (3) fiscal years:

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary	Bonus		Number of Securities Underlying Options	All Other Compensation

Todd E. Wille (1)	2006	$213,750	—		—	—
President and Chief Executive Officer	2005	220,000	—		—	—
	2004	220,000	—		—	—
Daniel S. Romine (2)	2006	140,000	—		—	$323,700	(7)
Vice President and General Manager,	2005	30,000	—		125,000	—
IRM	2004	—	—		—	—
Steven D. Bonham (3)	2006	136,900	—		200,000	—
Chief Financial Officer	2005	—	—		—	—
	2004	—	—		—	—
David M. Glende (4)	2006	150,000	—		—	—
Vice President of Products, IRM and	2005	158,000	—		20,000	—
Chief Technology Officer	2004	153,356	—		60,000	—
Frank Verardi (5)	2006	143,750	—		—	—
Vice President and General Manager,	2005	150,000	$8,610	(6)	20,000	—
Unify Business Solutions	2004	153,750	13,736	(6)	—	—

(1)	Mr. Wille was appointed president and chief executive officer in November 2000.

(2)	Mr. Romine joined the Company in February 2005 as vice president and general manager of Insurance Risk Management.

(3)	Mr. Bonham joined the Company in June 2005 as chief financial officer.

(4)

Mr. Glende was appointed vice president of products for the Insurance Risk Management division and chief technology officer in March 2005. Prior to that, he held the position of vice president, strategy and chief technology officer.

(5)	Mr. Verardi was appointed to vice president and general manager of the Unify Business Solutions division in May 2005. Prior to that, he held the position of vice president of technical services.

(6)	Represents commissions earned and paid pursuant to the Company’s commission plan.

(7)

Represents earn-out payments made in accordance with the agreement related to Unify’s purchase of Acuitrek, Inc. from Mr. Romine in February 2005. The compensation is comprised of common stock of $140,000, tax gross up payment of $40,400, performance bonus of $8,300 and cash payments of $135,000.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides the specified information concerning grants of options to purchase our common stock during the fiscal year ended April 30, 2006 to the persons named in the Summary Compensation Table:

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal (2) Year	Exercise Price Per Share (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)

Name					5%	10%

Todd E. Wille	—	—%	$—	—	$—	$—
David M. Glende	—	—%	$—	—	$—	$—
Frank Verardi	—	—%	$—	—	$—	$—
Daniel S. Romine	—	—%	$—	—	$—	$—
Steven D. Bonham	200,000	42%	$0.37	06/27/15	$46,538	$117,937

(1)

Options granted were non-registered stock issued pursuant to individual option agreement and they do not qualify for incentive stock option treatment. Options vest as to one forty-eighth (1/48th) of the subject shares upon completion of each full month of continuous employment with the Company.

(2)	The Company granted an aggregate of 475,000 common stock options during the fiscal year ended April 30, 2006.

(3)

All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company’s common stock on that day.

(4)

Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed five percent (5%) and ten percent (10%) rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on Unify’s financial performance, overall market conditions and the number of shares vested by the option holder.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

          The following table provides information concerning exercises of options to purchase Unify common stock during the fiscal year ended April 30, 2006, and unexercised options held at April 30, 2006, by the persons named in the Summary Compensation Table:

			Number of Securities Underlying Unexercised Options at 4/30/06 (1)		Value of Unexercised In-the-Money Options at 4/30/06 (2)

	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Todd E. Wille	—	—	446,875	3,125	$55,500	$—
Daniel S. Romine	—	—	36,458	88,542	—	—
Steven D. Bonham	—	—	41,666	158,334	2,916	11,083
David M. Glende	60,000	$13,200	375,645	35,730	32,200	800
Frank Verardi	—	—	189,270	15,730	16,600	—

(1)

Options granted are generally exercisable to the extent vested and generally vest as to one forty-eighth (1/48th) of the subject share upon completion of each full month of continuous employment with the Company thereafter.

(2)

Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 2006, of $0.44 per share, based on the closing sales price paid on the last trade of the day on the Over-the-Counter Bulletin Board (OTC BB) market.

Employment Agreements and Termination and Change of Control Arrangements

          We have an employment agreement with Mr. Wille, our president and chief executive officer. Under the agreement, he receives an annual salary, subject to Board adjustment, of $220,000, and is eligible to receive bonuses upon Unify achieving certain benchmarks in its business plan. Following a merger of the Company or sale of substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of the transaction will automatically vest. Should Mr. Wille be terminated, such options will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months’ salary.

          As part of the purchase of Acuitrek, Inc. in February 2005 we entered into an employment agreement having a three (3) year term with Daniel Romine. Mr. Romine was the chief executive officer and one of the principal owners of Acuitrek. He is currently the Company’s Vice President and General Manager for the IRM Division. Under the employment agreement, Mr. Romine receives an annual salary, subject to Board adjustment, of $120,000, and is eligible to receive a commission/bonus per the Company’s standard management incentive plan. Mr. Romine was also granted an option to purchase 125,000 shares of the Company’s common stock as part of the agreement. Additionally, the agreement provides Mr. Romine with certain severance benefits if he is terminated without cause, resigns for good reason as defined in the agreement, or if there is a change in control.  Mr. Romine’s severance benefits include two (2) months of base salary and a continuance of health benefits for a period of two (2) months following termination.

          Under our 1991 and 2001 Stock Option Plans, should we merge with or be otherwise acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, a “Change of Control” occurs. If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all outstanding Unify options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Unify’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

          Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2006, were met.

Certain Relationships and Related Transactions

          Amounts Due from Officers, Directors and Principal Stockholders.   Except for advances of reimbursable expenses we have made no other loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those board members who are independent of and have no interest in the transaction.

          Relationship between Robert J. Majteles and a principal stockholder. One of our directors, Robert J. Majteles, is the managing member of Treehouse Capital, which has an agreement with Special Situations Funds (“SSF”), the largest stockholder of Unify, pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for SSF on request. As a result, Treehouse is entitled to 10% of Special Situations Funds’ net gain (as defined) or net loss (as defined) on its investment in Unify during the term of the agreement, offset by certain fees that may be paid by Unify to Treehouse or Mr. Majteles directly. Mr. Majteles does not have or share voting or dispositive power over any securities held by Special Situations Funds.

          Obligations to Daniel Romine. Pursuant to an acquisition agreement between us and Daniel and Carrie Romine entered into in February 2004, we are obligated to pay Mr. Romine, our Vice-President and General Manager (IRM)  an “earn-out” over a three-year period based on Mr. Romine remaining an employee of Unify and based on meeting certain performance criteria.  During the last fiscal year we paid Mr. Romine a total of $445,455, of which $272,005 was paid in cash and $173,450 was paid with the issuance of 442,636 shares of our common stock.

          Limitation of Liability and Indemnification Matters.   Unify’s Restated Certificate of Incorporation (the “Certificate”) limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

          Our bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the bylaws permit indemnification.

Independent Auditors

          The Board of Directors of the Company appointed Grant Thornton LLP as independent auditors to audit the financial statements for the fiscal year ended April 30, 2006. At this year’s Annual Meeting of Stockholders, Unify stockholders will be asked to ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending April 30, 2007 (see Proposal 4 in this Proxy Statement). A representative of Grant Thornton is expected to be available at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Audit Fees

          Fees billed by our principal accountant, Grant Thornton LLP, for fiscal year 2006 audit services totaled approximately $239,000 including fees associated with the annual audit, review of the Company’s quarterly reports on Form 10-Q and the statutory audit required for our French subsidiary. Fees billed by our principal accountant, Grant Thornton LLP, for fiscal year 2005 audit services totaled approximately $227,000 including fees associated with the annual audit, the third quarter review of the Company’s quarterly report on Form 10-Q, and the statutory audits required for our French subsidiary.

Audit-Related Fees

          Audit-related service fees billed by Grant Thornton for fiscal 2006 and fiscal 2005 were approximately $26,000 and $60,000, respectively.  The fiscal 2006 fees were related to the review of S-4 filings for the proposed Halo merger and the fiscal 2005 fees related to the acquisition of Acuitrek,, Inc.

Tax Fees

          Fees billed by our principal tax accountant, Macias Gini & Company, for tax services in fiscal year 2006 were $30,000. Tax fees consisted of amounts incurred for tax compliance, tax advice and tax planning.  Fees billed by our principal tax accountant, Ernst & Young, for tax services in fiscal year 2005 were $17,000. Tax fees consisted of amounts incurred for tax compliance, tax advice and tax planning.

Other Fees

          Our principal accountant, Grant Thornton LLP, had no other fees for fiscal year 2006 and fiscal year 2005.

Pre-Approval Policies and Procedures

          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Equity Compensation Plan Information

          During fiscal 2006, Unify maintained two compensation plans that provided for the issuance of its Common Stock to officers, directors, other employees or consultants. These consisted of the 2001 Stock Option Plan (the “Option Plan”) and the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by the stockholders. The 1996 Employee Stock Purchase Plan expired on March 25, 2006. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2006:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (c)

Equity compensation plans approved by stockholders (1)	1,877,797	$0.42	791,912
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan (2)	480,687	$0.49	19,313
Non-Registered Options (3)	480,000	$0.41	0

(1)	Comprised entirely of shares reserved for future issuance under the Option Plan.

(2)

There are 500,000 shares authorized under the Director Restricted Stock Plan, of which 480,687 shares were awarded by and were outstanding on April 30, 2006. As of April 30, 2006 there were 19,313 shares available for future awards.

(3)	In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan

          On May 1, 2002 the Company established the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May 2005, each independent director was granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 115,403 and 42,556 shares awarded in the fiscal 2005 and 2004 under this plan, respectively, leaving a balance of 19,313 shares reserved for future awards at April 30, 2006.

Material Features of Individual Non-Registered Stock Options

          During fiscal 2006, the Board granted options to purchase up to 225,000 shares of common stock under individual, non-plan option agreements. The options and shares issuable under such agreements are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption there from. The non-plan option agreements contain substantially similar terms as options issued under our Option Plan.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

          The Audit Committee consists of three (3) directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. We act pursuant to a written charter that has been adopted by the Board.

          The Audit Committee also oversees the financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the overall reporting process, including the system of financial controls. In fulfilling our oversight responsibilities during fiscal 2006, we periodically:

•	reviewed the unaudited and audited financial statements with management and our independent auditors (Grant Thornton);

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and our auditors;

•	reviewed the Company’s financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

          The Audit Committee has received a formal written statement from our auditors describing all relationships between Grant Thornton and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

          Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Unify’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee
Richard M. Brooks, Chairman
Tery R. Larrew
Steven D. Whiteman

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The members of the Compensation Committee during fiscal 2006, were Tery Larrew (Chairman), Robert J. Majteles and Steven D. Whiteman, each a non-employee member of the Board. The committee is responsible for setting and administering the policies governing annual compensation of the Company’s executive officers. These policies are based upon the philosophy that Unify’s long-term success is best ensured by attracting, retaining and rewarding highly skilled executives who are capable of achieving its business goals and building long-term stockholder value. Consequently, the committee’s policies seek to reward individual performance as well as to align the financial interests of executive officers with overall Company results and increase stockholder value. The Company applies these policies in three principal areas: base salary, management incentives, and long-term incentives.

          In preparing the stock performance graph for this Proxy Statement, the Company selected the NASDAQ Computer and Data Processing Services Industry Index as our peer group. However, the companies in our stock peer group are not necessarily in our salary peer group surveys unless we also compete with them for executive talent.

Base Salary

          The Compensation Committee annually assesses the performance and sets the base salary of our chief executive officer, Todd Wille who has also served as president and a director of Unify since November 2000. Mr. Wille, in turn, evaluates the performance of all other executive officers and recommends salary adjustments, if any, which are then reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For Mr. Wille, these goals are set by our committee and for all other executive officers these goals are set by Mr. Wille. The objectives of the Compensation Committee are to correlate executive compensation with Unify’s business objectives and performance, and to enable us to attract, retain, and reward executive officers who contribute to our long-term success.

Management Incentive Plan

          We seek to provide additional incentives and rewards to executives for their contributions to the achievement of the Company’s performance goals. For this reason, we administer a Management Incentive Plan (the “Incentive Plan”) that can represent a substantial portion of the total compensation of our executive officers when earned and paid.

          The Incentive Plan provides for the establishment of a compensation pool based on the achievement of worldwide goals for revenues and operating income as well as other operating plan objectives specific to each executive officer’s individual areas of management responsibility. Incentive compensation target amounts for each executive officer are set annually by our committee in consultation with Unify’s chief executive officer. Performance against established goals is determined annually. Executive officers with sales responsibilities receive commission compensation in addition to base salary and management incentives.

          The Compensation Committee annually reviews and approves the compensation of Todd E. Wille, President and Chief Executive Officer. Mr. Wille participates in the Incentive Plan in which he is eligible to receive a bonus for achievement of the Incentive Plan goals and objectives. This actual bonus amount may be higher or lower based on the actual achievement of the Incentive Plan goals and objectives. Mr. Wille is a Unify shareholder; to the extent his performance translates into an increase in the value of Unify’s stock, all shareholders, including Mr. Wille, share the benefit.

          Certain net income performance goals established under the Incentive Plan for fiscal 2006 were not met and, therefore, no cash bonuses were paid in fiscal 2006 to any executive officers.

Long-Term Incentive Compensation

          The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders, and therefore administers and makes periodic stock option grants under the 2001 Stock Option Plan and non-registered stock issued to individuals. Such options are granted at the prevailing market price and will only have value if our stock price increases over the exercise price. Accordingly, we believe that stock options serve to align the interests of our executive officers closely with our other stockholders because of the direct financial benefit that executive officers receive through improved stock performance.

          Our committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of the individual performance of the executive, previous option grants to the executive, and our financial performance. Option grants for the fiscal year ended April 30, 2006 are set forth in the table entitled “OPTION GRANTS IN LAST FISCAL YEAR” in the section entitled “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

Deductibility of Executive Compensation

          We have considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 2001 Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. Our committee is comprised of non-employee directors. Furthermore, should the compensation committee not be so constituted for any period of time, the options granted during such period are unlikely to result in compensation exceeding $1,000,000 in any year.

The Compensation Committee
Tery R. Larrew, Chairman
Robert J. Majteles
Steven D. Whiteman

COMPARISON OF STOCKHOLDER RETURN

          Below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s common stock with the cumulative total return of the NASDAQ U.S. Index and the NASDAQ Computer and Data Processing Services Industry Index for the period commencing on April 30, 2001 and ending on April 30, 2006.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UNIFY CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF UNIFY CORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 80,000,000

Background

          Under Delaware law, we may only issue shares of Common Stock to the extent such shares have been authorized for issuance under our Certificate of Incorporation. The Certificate of Incorporation currently authorizes the issuance of up to 40,000,000 shares of Common Stock.  As of August 31, 2006, 29,523,608 shares of Common Stock were issued and outstanding and 6,454,072 unissued shares were reserved for issuance under our equity compensation plans and pursuant to warrant agreements and other agreements.  We have further committed to issuing an additional 5,000,00 shares of our Common Stock and warrants to purchase up to 750,000 shares of our Common Stock in connection with the Purchase and Exchange Agreement dated as of September 13, 2006 by and between Unify and Halo Technologies Holdings, Inc.  In order to ensure sufficient shares of Common Stock will be available for issuance by Unify, the Board of Directors has approved, subject to stockholder approval, an amendment to Unify’s Certificate of Incorporation to increase the number of shares of such Common Stock authorized for issuance from 40,000,000 to 80,000,000.

Purpose and Effect of the Amendment

          The principal purpose of the proposed amendment to the Certificate of Incorporation is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers, to permit future stock dividends or for other corporate purposes. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. If the amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

          The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

          The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Unify without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of Unify more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share, or decreasing our net loss per share, and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Unify.

          The Board of Directors is not currently aware of any attempt to take over or acquire Unify. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

          If the proposed amendment is approved by the stockholders, Paragraph A of Article Four of our Certificate of Incorporation will be amended to read as follows:

          “A.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 87,931,370 shares, 80,000,000 shares of which shall be Common Stock with a par value of $0.001 each and 7,931,370 shares of which shall be Preferred Stock with a par value of $0.001 each.”

          The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $0.001 per share and be of the same class of Common Stock as is currently authorized under the Certificate.

          We do not have any current agreements or commitments to issue any shares of our common stock except in connection with the shares reserved for issuance under our existing equity compensation plans, warrant agreements and other agreements, including our recent agreement to acquire GUPTA Technologies.  We do not have sufficient shares currently authorized to meet our current commitments and we believe it will be necessary to issue equity securities in the form of warrants and/or convertible notes in connection with our plans to finance our cash commitment under the GUPTA Technologies agreement.  We do not yet know the terms or amount of such financing or who the recipient of any equity securities will be. We would not be able to issue such equity securities and thus would likely not be able to secure financing or close the GUPTA acquisition on acceptable terms without the additional share increase sought hereunder.

          Please see Item 5 of our Annual Report for information about our common stock.  There are no preemptive rights with respect to our common stock.

Vote Required and Board of Directors Recommendation

          Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDER VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 80,000,000 SHARES.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
GRANT THORNTON LLP AS INDEPENDENT AUDITOR
FOR FISCAL YEAR 2007

          The Company’s Audit Committee has appointed Grant Thornton LLP as the Company’s independent auditors for the fiscal year 2007. A representative of Grant Thornton is expected to be present at the Annual Meeting and available to respond to questions. An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, will ratify the appointment of Grant Thornton as our independent auditors for the fiscal year 2007.

          For a discussion of fees paid to Grant Thornton LLP see “Information About Unify Corporation—Principal Accounting Fees and Services” above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITOR.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

          Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2007 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary at 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, not later than April 20, 2007. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2007 Annual Meeting so long as we receive notice of the proposal, as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than thirty (30) days prior to the date of the Annual Meeting.

          Should a stockholder proposal be brought before the 2007 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on July 2, 2007.

TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Sincerely,

Todd E. Wille
Sacramento, California	President and Chief Executive Officer
October ___, 2006